                                                                    EXHIBIT 12.1

AMERICAN COMMERCIAL LINES LLC
RATIO OF EARNINGS TO FIXED CHARGES
(THOUSANDS OF DOLLARS)

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
                                                                                                                    Pro Forma
                                                                                                                ----------------
                                                                                                                 Fiscal   Twelve
                                                            Fiscal Years Ended                Six Months Ended    Year    Months
                                             ---------------------------------------------    ----------------    Ended   Ended
                                            Dec. 31,  Dec. 31,  Dec. 29,  Dec. 27, Dec. 26,  June 27,  June 28,  Dec. 26, June 26,
                                              1993      1994      1995      1996     1997      1997     1998       1997     1998
                                            --------  --------  --------  -------- -------   --------  --------  -------- --------

EARNINGS:
  Earnings before income taxes               18,421    40,222    82,263    86,158   44,231     7,796    10,437   15,028   16,087
  Interest on indebtedness                   15,654    13,712    11,385    11,780   12,472     6,166     6,068   71,008   71,008
  Amortization of debt discount                 541       497       429       377      326       167       140    2,800    2,800
  Interest portion of fixed rent expense      2,620     2,251     2,197     5,681    6,370     2,975     3,117    9,320    9,443
  Minority interest share of loss in
   consolidated subsidiaries                      0         0         0         0        0       (21)     (447)       0        0
                                             ------    ------    ------    ------   ------    ------    ------   ------   ------
    Earnings, as Adjusted                    37,236    56,682    96,274   103,996   63,399    17,083    19,315   98,156   99,338


FIXED CHARGES:
  Interest on indebtedness                   15,654    13,712    11,385    11,780   12,472    6,166      6,068   71,008   71,008
  Amortization of debt discount                 541       497       429       377      326      167        140    2,800    2,800
  Interest portion of fixed rent expense      2,620     2,251     2,197     5,681    6,370    2,975      3,117    9,320    9,443
                                             ------    ------    ------    ------   ------   ------     ------   ------   ------
    Fixed Charges                            18,815    16,460    14,011    17,838   19,168    9,308      9,325   83,128   83,251

  Ratio of Earnings to Fixed Charges            2.0x      3.4x      6.9x      5.8x     3.3x     1.8x       2.1x     1.2x     1.2x
                                             ======    ======    ======    ======   ======   ======     ======   ======   ======


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